AMENDMENT

to

DISTRIBUTION Agreement

Between

THE Cutler Trust,

CUTLER INVESTMENT COUNSEL, LLC

and

Ultimus Fund DISTRIBUTORS, LLC

This Amendment to the Distribution Agreement, dated February 1, 2019 (the “Agreement”), between The Cutler Trust (the “Trust”), a Delaware business trust, Cutler Investment Counsel, LLC (“Cutler”), an Oregon limited liability company, and Ultimus Fund Distributors, LLC (“UFD”), an Ohio limited liability company (collectively, the “Parties”), is entered into effective the 1st day of November, 2021.

WHEREAS, the Parties entered into the Agreement; and

WHEREAS, the Parties agree to amend and revise the Agreement to revise certain provisions of the Agreement as set forth below.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. The second sentence of the first paragraph of Section 7 titled “Fees and Expenses” of the Agreement is amended to read as detailed below (emphasis supplied). All other provisions and representations of Section 7 shall remain unaffected except as set forth herein.

For performing its services under this Agreement, Distributor will receive a fee from the Trust or the Adviser in accordance with agreements between them as permitted by applicable laws, including the Act and rules and regulations promulgated thereunder. The fee is $[REDACTED] per annum, and shall be paid on a monthly basis. The Trust or its investment adviser shall promptly reimburse Distributor for any expenses that are to be paid by the Trust in accordance with the following paragraph.

2. Schedule A to the Agreement titled “Fund Portfolios” is amended as follows:

FUND PORTFOLIOS

Cutler Equity Fund

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of November 1, 2021.

	The Cutler Trust		Ultimus Fund Distributors, LLC
By:	/s/ Erich Patten	By:	/s/ Kevin Guerette
Name:	Erich Patten	Name:	Kevin Guerette
Title:	President	Title:	President

Cutler Investment Counsel, LLC
By:	/s/ Matthew C. Patten
Name:	Matthew C. Patten
Title:	Chief Executive Officer